UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2018

ZANDER THERAPEUTICS, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-220790

4700 Spring Street, St 304, La Mesa, California 91942

(Address of Principal Executive Offices)

(619) 702 1404

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On June 12, 2018 Zander Therapeutics, Inc. ( the “Company”) entered into an agreement with Dakoy Capital Markets, LLC(“Advisor”) whereby Advisor agrees to provide the following services to the Company:

a.	To act as an advisor for any type of strategic financing for the Company, including but not limited to a direct investment into the Company or a bridge financing or an offering of the Company's debt or equity securities (each a "Financing"). Compensation, if any, payable to Advisor related to a Financing shall be negotiated separately from this Agreement on a case-by-case basis. Nothing contained in this Agreement shall require the Company to accept any Financing and the Company may accept or reject any Financing in its sole and exclusive discretion;
b.	Consult with the Company on certain financial matters including budgets, compensation, and private placements of the Company ' s securities and review of the Company ' s capitalization and structure.
c.	To assist and develop an Advisory Committee with the Company to enhance shareholder value;
d.	To assist and develop an internal control system with the Company to enhance business continuity and financial regulation requirements;
e.	Strategic planning, due diligence and other operational matters in connection with mergers, consolidations , reorganizations , recapitalizations, business combinations , or other transactions pursuant to which the Company might be acquired by, or combined with, any third party;
f.	Advancement of the Company's business objectives as defined by the Company, including analyzing the Company's business and revenue models and capital structure, and identifying strategic partners;
g.	Introduce and recruit prospective members for participation on the Company ' s Board, management team, Advisory Committee, and various other committees that the Company may reasonably require from time-to-time ; and
h.	Any and all other duties typically performed by an " advisor."
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Compensation to be paid by the Company to the Advisor consists of:

(a)	$ 10,000 upon execution of this Agreement,
(b)	$10,000 on July 12th, 2018 and
(c)	$10,000 on August 12th, 2018.

The term of the Agreement is three months from the effective date of the Agreement , unless earlier terminated pursuant to the terms of the Agreement or unless modified by the mutual written agreement of the parties.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement , which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

On June 12, 2018 Zander Therapeutics, Inc. ( the “Company”) entered into a second agreement with Dakoy Capital Markets, LLC whereby the Company retained the services of Dakoy Capital Markets, LLC (“Placement Agent”) to assist the Company in offering of shares of the Company (the “Securities” or “Shares”) for sale on a best efforts basis (“Offering”) .. Placement Agent is obligated to use its best efforts to introduce the Company to accredited investors, which may include corporations, partnerships, mutual funds, hedge funds, investment partnerships, securities firms, lending and other institutions and entities, as well as select high net worth individuals (collectively, the “Purchasers”) for the purposes of participating in the Offering. The Company retains the right to employ other agents in connection with the sale of the Securities and the Offering is anticipated to commence within 30 days of the execution of the abovementioned agreement.

As compensation for its activities, the Placement Agent shall be paid a commission as follows:

A.	Cash commission in an amount equal to seven percent (7%) of the total principal amount of gross proceeds of any Securities purchased by investors first introduced to the Company by the Placement Agent (“PA Investors”) and accepted by the Company (such persons being hereinafter referred to as the “PA Investor(s)”), and
B.	Options exercisable for five (5) years from the date the Offering closes, to purchase that number of Shares equal to two percent (5%) of the number of Shares of Company sold in the Offering to PA Investors (the “Options Compensation” and together with the Cash Compensation, the “Placement Agent Compensation”). Such options shall be granted at each Closing at an exercise price per share equal to the price of the shares paid by the investors in the Offering. Such Option Compensation shall provide, among other things that the options shall:

1. expire five (5) years from the date of issuance; and

2. provide for “cashless” exercise; and

3. such other terms as are normal and customary for warrants issued to placement agents, including the same registration rights and other rights received by the investors in the Offering.

The foregoing description of the abovementioned agreement is not complete and is qualified in its entirety by reference to the text of the abovementioned agreement , which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated in this Item 1.01 by reference.

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Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

Item 10.1	Advisory Agreement
Item 10.2	Private 8Placement Agent Agreement

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZANDER THERAPEUTICS, INC.

Dated: June 13, 2018	By: /s/ David Koos
David Koos
Chief Executive Officer

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